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                                                                        Ex-99.13

                        CERTIFICATE OF SOLE SHAREHOLDER

              Fund Asset Management, Inc., the holder of 10,000 shares of beneficial interest, par value $0.10 per share, of Merrill Lynch New York Municipal Bond Fund of Merrill Lynch Multi-State Tax-Exempt Series Trust, a Massachusetts business trust (the "Trust") , does hereby confirm to the Trust its representation that it purchased such shares for investment purposes, with no present intention of redeeming or re-selling any portion thereof, and does further agree that if it redeems any portion of such shares prior to the amortization of the Trust's organizational expenses, the proceeds thereof will be reduced by the proportionate amount of the unamortize organizational expenses which the number of shares being redeemed bears to the number of shares initially purchased.

                                        FUND ASSET MANAGEMENT, INC.

                                        By: /s/ Vincent Giordano
                                            ----------------------
                                                Vincent Giordano

         Dated: September 24, 1985